Exhibit 8.1

[VINSON AND ELKINS LOGO]

December 1, 2006

MV Oil Trust
221 West Sixth St., First Floor
Austin, TX 78701

Ladies and Gentlemen:

        We have acted as counsel for MV Oil Trust (the "Trust"), a trust created under the laws of Delaware, with respect to certain legal matters in connection with the offer and sale of units in the Trust. We have also participated in the preparation of a Registration Statement on Form S-1 and the amendments thereto (Registration No. 333-136609) being collectively referred to herein as the "Registration Statement" to which this opinion is an exhibit. In connection therewith, we prepared the discussion (the "Discussion") set forth under the caption "Federal Income Tax Consequences" in the Registration Statement.

        All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact by the Trust and MV Partners, LLC included in the Discussion, as to which we express no opinion).

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are "experts" within the meaning of such term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.
Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com